UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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SB ONE BANCORP

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Explanatory Note

These materials (also referred to herein as this “Supplement”) supplement the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) of SB One Bancorp (the “Company”) for the 2019 Annual Meeting of Shareholders and any adjournments or postponements of the meeting (the “Annual Meeting”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2019.

The information contained in this Supplement is intended to supplement the disclosure in the "Executive Compensation" section of the Proxy Statement. All information in the Proxy Statement, as supplemented by the information in this Supplement, should be considered in casting your vote by proxy or at the Annual Meeting.

The date of these materials is April 11, 2019.

Executive Compensation Program Components and 2018 Pay Decisions

The Company’s compensation program consists of four components: base salary, annual (cash incentives), long-term (equity incentives) and benefits. The table below summarizes the actual NEO compensation paid for the 2018 performance year, which consists of base salary, annual (cash) incentives and equity grants. Additional details related to these components follow this table.

Anthony Labozzetta	—	President and Chief Executive Officer
Steven M. Fusco	—	Senior Executive Vice President and Chief Financial Officer
George Lista	—	Chief Executive Officer, Tri-State Insurance Agency

Executive	Base Salary ($)	Annual Incentive Award (Cash) ($)	Restricted Stock Grant ($)	Total Direct Compensation ($)
Anthony Labozzetta	529,813	290,989	290,984	1,111,786
Steven M. Fusco(1)	288,897	119,003	118,994	526,894
George Lista	200,729	46,494	46,472	293,695

(1)	Mr. Fusco resigned from the Company effective March 8, 2019.

Below we summarize our programs and 2018 pay decisions.

Base Salary

The Compensation Committee believes the purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable banks similar in size and region.

Typically, the Committee sets base salary for each executive in the first quarter of each year effective January 1. Salaries are determined in consideration of the competitive market for similar roles, as well as each individual’s experience, performance and contributions. Input from the Company’s Chief Executive Officer is considered in setting executive salaries, while the Compensation Committee is solely responsible for recommending the Company’s Chief Executive Officer’s salary.

Below is a summary of the salaries approved by the Compensation Committee:

Executive	2017 Base Salary ($)	2018 Base Salary ($)	% Increase
Anthony Labozzetta	441,511	529,813	20.0
Steven M. Fusco(1)	240,747	288,897	20.0
George Lista	185,974	200,729	7.9

(1)	Mr. Fusco resigned from the Company effective March 8, 2019.

The salary increases from 2017 to 2018 were a result of the Company’s growth and strong performance and were supported by an executive compensation review conducted by Meridian in 2018.

Executive Incentive Plan

The objective of the Company’s executive incentive plan is to motivate and reward key members of executive management for achieving specific performance goals that support the Company’s strategic plan through the use of cash awards and restricted stock. Awards under this plan represent compensation that must be earned based upon performance. Awards for the CEO and CFO are paid 50% in cash and 50% in equity with subsequent 3 year vesting and the award for the CEO of Tri-State Insurance Agency is paid 100% in cash with the potential for discretionary stock awards.

The performance goals are developed in conjunction with the annual business plan, approved by the Compensation Committee and presented to the full Board for final approval.

The incentive target opportunities and performance measures for the 2018 compensation year are described below.

Award Opportunity: The table below summarizes the 2018 incentive award opportunities (expressed as a percentage of base salary) available under our annual executive incentive plan and paid only upon achievement of the performance goals. The total incentive opportunity is allocated in cash (and equity in the case of the CEO, CLO and CFO) in accordance with the table below. The Committee believes payment in stock provides additional retention and deferral of compensation that reinforces our desire to align pay with shareholder interests and provide long-term compensation.

	Total Incentive Opportunity (% of Salary)			Cash Portion (% of Salary)			Restricted Stock Portion (% of Salary)
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Chief Executive Officer	40.0%	80.0%	120.0%	20.0%	40.0%	60.0%	20.0%	40.0%	60.0%
Chief Financial Officer	30.0%	60.0%	90.0%	15.0%	30.0%	45.0%	15.0%	30.0%	45.0%
Chief Executive Officer, Tri-State Insurance Agency	10.0%	20.0%	30.0%	10.0%	20.0%	30.0%	—	—	—

Performance Measures: The 2018 performance measures required the Company to achieve increased levels of profitability and achieve other key goals aligned with the Company’s business strategy. All participants have at least 50% of their incentive based on Net Income (Corporate or Division) to reinforce our goal to fund incentives based on earnings. Corporate Net Income was adjusted for significant extraordinary events (including acquisition costs and the impact of tax reform – deferred tax asset write down; see footnote below table for details).

Weightings for performance goals can vary by participant. For the CEO and CFO, performance is strictly formulaic, with 50% of the incentive determined by Corporate Net Income and 50% based on 3-Year Average Return on Equity (ROE). We believe a rolling view of ROE as measured for the prior 3 years is an effective way to reward and motivate sustained performance. The CEO, Tri-State Insurance Agency is measured based on the Business Unit goals: Net Income Before Taxes, Total Commissions Revenue and Efficiency Ratio. The Compensation Committee believed these measures would drive the appropriate focus by the executive team on overall performance of the Company.

The performance measures and goals were established by the Compensation Committee and approved unanimously in January 2018. The following tables summarize the measures, weightings and goals at threshold, target and stretch levels. The last column indicates the 2018 performance results for each goal.

Dollars are in thousands.

Corporate Officers (Chief Executive Officer and Chief Financial Officer)

		Performance Goals
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net Income	50%	$10,456	$11,618	$13,941	$11,710	(1)
3-Year Average ROE	50%	8.06%	8.32%	8.84%	9.07	%(1)

(1)	Reported Net income (GAAP) for Fiscal Year 2018 was $9,923 and ROE was 6.64%, which included significant items that impacted financial results. Those items included the following:

Fiscal Year 2018	Net Income	ROE
Reported GAAP	$9,923	6.64%
Adjustments for significant extraordinary events:
Merger related expenses net of tax	$1,787	1.19%
Total Adjustments	$1,787	1.19%
Non-GAAP Results	$11,710	7.81%

The 3-Year Average ROE was 9.07% (adjusted for significant events in 2018) as compared to the reported result of 8.67%. The Non-GAAP results were utilized for the incentive measurement.

Chief Executive Officer, Tri-State Insurance Agency

		Performance Goals
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net Income Before Taxes	60%	$1,523	$1,692	$2,538	$1,995
Total Commissions Revenue	20%	$5,451	$6,057	$9,086	$6,774
TSIA: Efficiency Ratio	20%	79.9%	72.1%	69.2%	70.6%

2018 Performance and Awards: For 2018, performance for the CEO was determined to be 114.9% of base salary; performance for the CFO was determined to be 82.4% of base salary and performance for the Chief Executive of Tri-State Insurance Agency was determined to be 23.0% of base salary.

The following table summarizes the total 2018 annual incentive awards paid pursuant to the executive incentive plan. Payouts were made in March 2018 to the Chief Executive Officer and the other named executive officers.

	Total		Cash (50% of Total)		Restricted Stock (50% of Total)
	% of Salary	Amount ($)	% of Salary	Amount ($)	% of Salary	Amount ($)
Chief Executive Officer	114.9	581,973	54.9	290,989	54.9	290,984
Chief Financial Officer	82.4	237,997	41.2	119,003	41.2	118,994
Chief Executive Officer, Tri-State Insurance Agency	23.0	46,494	23.0	46,494	—	—

2018 Retention Awards

We made special retention awards to each of our NEOs in 2018 in the form of time-based restricted stock. These one-time awards were intended to recognize and reward the NEOs for their performance and their role in the growth of the Company following the acquisition of Community Bank of Bergen County, NJ in January 2018 and its subsequent integration into the Company. The retention awards are also intended to provide the NEOs with additional incentives to remain employed with us, as such awards will vest in three annual installments, subject to the NEOs' continued employment through the applicable vesting date.

Executive	Retention Award ($)
Anthony Labozzetta	239,610
Steven M. Fusco(1)	131,784
George Lista	95,832

(1)	Mr. Fusco resigned from the Company effective March 8, 2019.

Executive Benefits

The Company’s executive compensation program include base salary, annual cash incentive awards, long-term incentive awards and other benefit and perquisites, such as retirement programs.

The Company provides select executives certain benefits and perquisites, which the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation philosophy. The Compensation Committee regularly reviews and refines executive benefits to ensure market competitiveness.

Executive Perquisites. The Company provides a limited number of perquisites to key executives that the Compensation Committee believes are necessary for conducting business are reasonable and enable us to attract and retain high performing employees for our key senior management positions. These benefits also allow our executives to maintain direct contact and involvement with current and prospective customers, as well as non-profit organizations in the communities in which we do business. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The primary perquisites are: corporate owned automobiles for certain executives, club memberships for certain executives and life insurance programs. These perquisites represent a relatively insignificant portion of the total compensation of each named executive officer. The aggregate incremental cost to the Company for these perquisites is set forth in the Summary Compensation Table under the “All Other Compensation” column and related notes.

Risk Management

The Compensation Committee annually reviews our executive compensation program to ensure it does not encourage unnecessary or excessive risk taking. In reviewing the program for risk, the goal of the Compensation Committee is to design an executive compensation program that encourages prudent risk management and discourages inappropriate risk-taking by granting balanced portfolio of executive compensation that includes fixed and variable pay, annual and long-term pay, cash and equity.